                                                                    EXHIBIT 99.1

Contact:    Leslie Green
            Stapleton Communications Inc.
            650.470.0200

               GENERAL MAGIC ANNOUNCES SECOND QUARTER 2002 RESULTS

SUNNYVALE, Calif. - July 31, 2002 - General Magic, Inc. (Nasdaq: GMGC), a pioneer in voice application software and services, today announced operating results for the second quarter ended June 30, 2002.

Revenue for the second quarter ended June 30, 2002, was $2.1 million, compared with $2.5 million reported in the first quarter of 2002 and with $1.0 million reported in the second quarter of 2001.

Net loss applicable to common shareholders for the second quarter of 2002 was $5.4 million or a loss of $0.04 per diluted share, compared with $5.3 million or a loss of $0.06 per diluted share in the first quarter of 2002 and with $7.8 million or a loss of $0.11 per diluted share in the second quarter a year ago. At June 30, 2002, there were 127.3 million shares of common stock outstanding.

Operating expenses for the second quarter were $7.9 million, including a restructuring charge of approximately $513,000. This compares with $7.7 million in the first quarter of 2002 and with $8.9 million for the second quarter of 2001. Cash and short-term investments totaled $6.5 million as of June 30, 2002, compared with $12.1 million at March 31, 2002. The second quarter cash burn was $5.5 million.

MANAGEMENT QUALITATIVE COMMENTS

"The second quarter was a mixed quarter for General Magic," said Kathie Layton, president and chief executive officer. "Revenue came in lower than we expected, due primarily to difficult market conditions and tight controls on IT spending, resulting in a more complex decision process and longer sales cycles.

"We have responded to the current climate by taking the appropriate measures to expedite our sales process and bring our expenses down. As we announced earlier this month, we are accelerating our strategy to partner with top companies in our space in order to extend our sales capabilities, shorten the sales cycle and offer a more complete solution. We have embarked on this path with our partnership with IntervoiceBrite, announced in April, and with our more recent partnership announcement with Voice Genie.

"We have also taken significant cost-cutting measures, including a reduction in our workforce and compensation reductions for our senior level management.


                                     -More-

Page 2 of 5
General Magic Announces Q2 2002 Results


"We were pleased to be able to announce our new one-year contract with OnStar, a wholly owned subsidiary of General Motors, valued at $2.4 million. This new contract is in addition to our hosting agreement and extends the prior agreement to develop and maintain the Virtual Advisor. Under the new contract, General Magic will be working with OnStar to transition the Virtual Advisor to J2EE and the magicTalk Enterprise Platform. This is an important proof point for our strategy. OnStar will now have a site license to the magicTalk Enterprise Platform, opening up opportunities for adoption for General Magic software in other OnStar applications.

"While the revenue value of the contract is lower than our previous contract, we were able to achieve an increase in rates, which is expected to make the contract more profitable for General Magic. Furthermore, in order to bring our current staffing for OnStar in line with the expected revenue level and reduced support requirements, we have reduced the size of our team dedicated to OnStar by approximately 60 percent. We believe that the new agreement with OnStar represents a very positive step for both our companies.

"Finally, the completion of our reverse split not only brings us closer to compliance with Nasdaq listing requirements, it also allows us to make significant progress in our efforts to secure funding. We currently have a non-binding term sheet under negotiation and, while the outcome is uncertain, we hope to announce something shortly. At that time, we will hold a follow-up conference call to go through the details."

GUIDANCE

The following guidance for the third quarter is based on the company's current beliefs and expectations.

       o Revenue in the third quarter of 2002 is anticipated to be in the range of $1.4 to $2.2 million.

       o Cost of revenues and operating expenses for the third quarter of 2002 are expected to be between $6.4 and $7.0 million. Included in this projection is approximately $600,000 in depreciation and amortization expense. This reduction in expenses reflects much of the cost-cutting measures announced earlier in the quarter.

       o Net cash burn prior to any financings is expected to be between $3.8 and $4.1 million for the third quarter of 2002. This includes severance payments of approximately $400,000.


                                     -More-

Page 3 of 5
General Magic Announces Q2 2002 Results


CONFERENCE CALL INFORMATION

General Magic will be holding a conference call to discuss these results today, Wednesday, July 31, 2002 at 1:30 p.m. PDT. The live call-in telephone number is 415-228-4943, passcode "General Magic." A replay will be available by calling 402-998-1283. A webcast of the call will be available through the investor relations portion of the company's website at www.generalmagic.com.

ABOUT GENERAL MAGIC

General Magic is a leading voice infrastructure software company that provides enterprise-class software and supporting voice dialog design and hosting services that enable companies to quickly and efficiently provide anytime, anywhere access to information and services over the telephone. General Magic's VoiceXML & J2EE(TM)-based solutions enable enterprises to easily integrate voice access into enterprise applications using a broad selection of speech recognition technologies and telephony interfaces. These solutions make voice a strategic tool in helping businesses improve the customer experience, reduce transaction costs, and provide high quality, voice branded access to content and services. General Magic is headquartered in Sunnyvale, Calif. For additional information, visit www.generalmagic.com.

General Magic notes that this press release contains forward-looking statements that speak only as of the date hereof, and involve known and unknown risks, uncertainties and other factors that may cause industry trends, or actual results, performance or achievement to be materially different from any future trends, results, performance or achievements expressed or implied by these statements. These include, among others, risks and uncertainties concerning the adequacy of the company's financial resources to execute its business plan and to support its continuing operations; the company's ability to secure additional financing; the company's dependence on a single customer under contracts that may not be renewed; market acceptance of the company's voice application products and services; the ability of the company to establish and maintain relationships with businesses that have high volume customer interactions, and to establish alliances with companies that offer technology solutions for such businesses; the risk that the company's stock may be delisted from the Nasdaq SmallCap Market; the company's ability to generate sufficient revenues from its products and services to operate profitably; the company's ability to attract, retain and motivate key technical, sales, marketing and management personnel; the challenges inherent in the development, delivery and implementation of complex technologies; and the company's ability to respond effectively to competitive developments. These and other risks and uncertainties are detailed in General Magic's filings made with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.

                                      # # #

General Magic and magicTalk are trademarks of General Magic, Inc., which may be registered in some jurisdictions.

Page 4 of 5
General Magic Announces Q2 2002 Results


                            FINANCIAL TABLE ATTACHED

                               GENERAL MAGIC, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)


                                          THREE-MONTH PERIODS ENDED      SIX-MONTH PERIODS ENDED
                                                  JUNE 30,                       JUNE 30,
                                          -------------------------      ------------------------
                                              2002          2001           2002           2001
                                           ---------      ---------      ---------      ---------
Revenues:
 Service revenue - related party .....     $   1,784      $     853      $   3,565      $   1,998
 Service revenue .....................           211            114            455            169
 Licensing revenue ...................           100             15            547             31
                                           ---------      ---------      ---------      ---------
     Total revenue ...................         2,095            982          4,567          2,198
 Costs and expenses:
   Cost of service revenue - related
     party ...........................           895            412          1,778            936
   Cost of service revenue ...........           538             --          1,262             --
   Cost of licensing revenue .........            --             --             62             --
   Network operations ................           589          1,412          1,340          2,872
   Research and development ..........         1,721          1,748          3,499          3,283
   Selling, general and administrative         2,917          3,971          5,573          7,582
   Restructuring Charge ..............           513             --            513             --
   Depreciation and amortization .....           737          1,375          1,593          2,825
                                           ---------      ---------      ---------      ---------
     Total costs and expenses ........         7,910          8,918         15,620         17,498
                                           ---------      ---------      ---------      ---------
Loss from operations .................        (5,815)        (7,936)       (11,053)       (15,300)
Other income (expense), net ..........           331            228            318            492
                                           ---------      ---------      ---------      ---------
Loss before income taxes .............        (5,484)        (7,708)       (10,735)       (14,808)
Income taxes .........................            --             --             --              1
                                           ---------      ---------      ---------      ---------
     Net loss ........................     $  (5,484)     $  (7,708)     $ (10,735)     $ (14,809)
                                           ---------      ---------      ---------      ---------
Dividends on preferred stock .........            --            (82)            --           (215)
                                           ---------      ---------      ---------      ---------
Loss applicable to common stockholders     $  (5,484)     $  (7,790)     $ (10,735)     $ (15,024)
                                           =========      =========      =========      =========
Basic and diluted loss per share .....     $   (0.04)     $   (0.11)     $   (0.10)     $   (0.22)
                                           =========      =========      =========      =========
Shares used in computing per share
amounts ..............................       127,852         69,270        111,525         68,093


Net loss applicable to common stockholders for the three-month period ended June 30, 2001 includes the net loss for the period and $82 thousand in adjustments to accumulated deficit related to dividends on preferred stock during the period.

Page 5 of 5
General Magic Announces Q2 2002 Results



Net loss applicable to common stockholders for the six-month period ended June 30, 2001 includes the net loss for the period and $215 thousand in adjustments to accumulated deficit related to dividends on preferred stock during the period.